Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-222747 on Form S-8 of our report dated February 14, 2019, relating to the financial statements of Gates Industrial Corporation plc appearing in the Annual Report on Form 10-K of Gates Industrial Corporation plc for the year ended December 29, 2018.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 14, 2019